Exhibit 99.1

For Immediate Release

Contact:	Bob Bintliff	Joe Diaz
	Chief Financial Officer	The RCG Group
	Precis, Inc.	480-675-0400
972-343-6501

Annemarie Marek
Marek & Company
469-235-2166

Precis Board of Directors Announces Management Team Changes

Frank Apodaca appointed President;

Nicholas Zaffiris appointed non-executive Chairman of the Board;

Company initiates executive search for new CEO

June 13, 2005 — Grand Prairie, Texas —Precis, Inc. (Nasdaq: PCIS), announced today that the Company’s Board of Directors has appointed Frank Apodaca as President of the Company and Nicholas J. Zaffiris as its non-executive Chairman of the Board effective immediately.

Mr. Apodaca, currently Chief Operating Officer of Precis and President and CEO of its Access HealthSource, Inc. subsidiary, and Mr. Zaffiris, currently a member of the Company’s Board of Directors, succeed Judith Henkels, who informed the Board of Directors that due to personal medical reasons she could not effectively continue in her role as a member of the Company’s management team. The Board determined that it would be in the best interest of the Company and its shareholders to immediately transition her responsibilities to Mr. Apodaca and Mr. Zaffiris and to commence a search for a new chief executive officer.

Mr. Apodaca has served as President and CEO of Access HealthSource, Inc. since 2000 and became an executive officer of Precis after the acquisition of Access by Precis in 2004.  He was appointed Chief Operating Officer of Precis in February 2005.  From 1995 to 1997, Mr. Apodaca was President of Advantage Care Network, Inc., a privately-held network of healthcare providers. From 1997 to 2000, Mr. Apodaca was President of Apodaca Health Care Associates and of Frontera Associates, LLC, both privately-held companies providing healthcare services. Mr. Apodaca is also associated with various companies operating or associated with National Center for Employment of the Disabled (“NCED”), a Texas nonprofit corporation.  Mr. Apodaca serves as a Director of NCED/Sahara Companies, NCED Mental Health Center, and Physicians Healthcare Management, Inc., all privately-held companies.

“Initiating changes of this magnitude is difficult for everyone involved, however, the Board is dedicated to doing everything in its power to drive the Company to higher levels of operational performance and to achieve a commensurate enhancement of shareholder value,” commented Mr. Zaffiris.  “We firmly believe that operationally and strategically, Frank Apodaca as President of the Company represents a solid first step in this direction,” he added.

“Our success at Access has served as a model for all of the Company.  We are rebuilding a strong, dedicated network sales force that will focus on the retail sale of our healthcare and wellness products.  We are also bringing together the Company’s worksite benefit products into a consistent line that will include Access’ third party administration services, our Care Financial insurance products, and our Care125 tax-favored reimbursement account administration services,” added Mr. Zaffiris.

Nicholas J. Zaffiris became a director of Precis in August 2002. He is currently the Vice President of Sales and Account Management, West, at Private Healthcare Systems (PHCS), a privately-held preferred provider organization, and is responsible for new sales and existing customer retention and growth for the Western region of the country. Mr. Zaffiris joined PHCS in early 1998, and has more than 10 years of healthcare experience, including client management, sales, marketing and customer service. Before joining PHCS, he worked for the National Account Service Company, Blue Cross Blue Shield of Florida, and served as a Lieutenant in the United States

Navy. Mr. Zaffiris received a B.S. in Political Science from the United States Naval Academy.

Mr. Zaffiris continued, “On behalf of the entire Board, I would like to thank Judith Henkels for the unwavering dedication and commitment that she has provided Precis during her tenure. She helped build the Company’s core product, Care Entrée, into an industry leader.  She was an innovator in the consumer-driven healthcare movement and Precis is grateful for the role she played in the Company’s development.  As we look ahead, we see great opportunities before us and we look forward to the reinvigoration of our existing products and the launch of our line of nutraceuticals this fall. We wish Judith nothing but the best in the future.”

The Board of Directors did not appoint an interim CEO and has expressed its desire to fill the position with a veteran from the network marketing industry to continue to solidify the Company’s commitment to its network sales force.

In addition to serving as Precis, Inc.’s new President, Mr. Apodaca will continue to serve as the President and CEO of the Company’s Access Healthsource, Inc. subsidiary in El Paso, Texas.

About Precis Inc.

Precis Inc. and its subsidiaries market non-insurance health care savings programs, administer tax-favored reimbursement accounts, provide third party administration services to self funded employer groups and offer a broad range of financial solutions such as health and life insurance to individuals and businesses. For more information on Precis, its subsidiaries Care 125, Care Financial, LLC, and Access Administrators visit www.precis-pcis.com, www.care125.com, and www.care-financial.com, www.accesshealthsource.com respectively.

Legal Disclaimer

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

###